    As filed with the Securities and Exchange Commission on August 2, 1999
                          REGISTRATION No. 333-75717

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                              Amendment No. 2 To
                                   Form SB-2
            Registration Statement Under the Securities Act of 1933


                        ENERGY LIBERTY UNLIMITED, INC.
                (Name of small business issuer in its charter)

            Florida                          8712                59-3544104
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
 incorporation or organization   Classification Code Number  Identification No.)


                          Charles E. Harder, Chairman
                                  P.O. Box U
                         White Springs, Florida 32096
                                 904-303-2200
                      (Address and telephone of principal
              executive offices and principal place of business)

                              Lawrence A. Lempert
                             1601 West Sligh Ave.
                               Tampa, Fl. 33604
                         813-935-2162 FAX 813-932-4221
              (Name, address and telephone of agent for service)

         Approximate Date of Proposed Sales to the Public: As soon as practicable after the Registration Statement becomes effective.

 If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
                      1933, check the following box. /X/

                        CALCULATION OF REGISTRATION FEE
================================================================================================
                                     Amount       Proposed      Proposed
Title of Each Class of               To be        Maximum        Maximum         Amount of
Securities to be Registered        Registered  Offering Price   Aggregate   Registration Fee (1)
                                                  Per Unit    Offering Price
------------------------------------------------------------------------------------------------

 Common Stock, no par value.       3,000,000       $17.00      $51,000,000       $14,178.00
------------------------------------------------------------------------------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    [LOGO OF ENERGY LIBERTY UNLIMITED INC.]

                       3,000,000 SHARES OF COMMON STOCK

     This is our initial public offering of common stock. The offering price is $17 per share and a minimum of 100 shares must be purchased. No public market currently exists for the shares of Energy Liberty Unlimited, Inc. (ELU) common stock.

INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 3.

---------------------------------------------------------------------------------------
Pricing Table                                        Price       Sales     Proceeds To
                                                   To Public  Commission       ELU
---------------------------------------------------------------------------------------
Per Share .....................................   $     17.00  $     1.70   $     15.30

Minimum Purchase 100 Shares ...................   $   1700.00  $   170.00   $   1530.00

Total Maximum .................................   $51,000,000  $5,100,000   $45,900,000

     ELU officers and directors are selling the shares without compensation. However, the sales commission column in the above table reflects the fact that ELU may engage one or more licensed broker dealers as selling agents for agreed upon commissions not to exceed ten percent. The proceeds column reflects proceeds to ELU before deducting offering expenses estimated to total $255,000 which is .5% of gross proceeds in the case of the maximum offering. There are no arrangements to place the funds in an escrow, trust, or similar account. These securities are being sold on a direct participation, no minimum amount basis. The offering will end February 9, 2000 if not updated by amendment or terminated sooner.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


             Prospectus Subject To Completion Dated August 2, 1999

                               Table Of Contents

Risk Factors                                                                  1
Dilution                                                                      3
Plan Of Distribution                                                          4
Use Of Proceeds                                                               5
Plan Of Operation                                                             6
Description Of Business                                                       7
Management                                                                   10
Remuneration Of Management                                                   12
Security Ownership Of Management                                             13
Interest Of Management  And Others In Certain Transactions                   14
Securities Description                                                       14
Transfer Agent                                                               15
Legal Matters                                                                15
More Information                                                             15
Financial Statements                                                        F-1
Subscription Agreement                                                      A-1

                                 Risk Factors

   An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors and other information in this prospectus before investing in our common stock.

Because we have a very limited history, we may not be able to successfully manage our business or achieve profitability.

   ELU is newly organized and dependent on the proceeds of this offering to market its products. Limited sales started in May 1999 but may not be sufficient to generate the funds necessary for continued operations. Accordingly, an investment in ELU's shares is highly speculative and is only suitable for an investor who recognizes the high risks involved, has no need for liquidity, and who can afford a total loss of the investment.

Our success depends on our ability to retain Chuck Harder and other key personnel.

   ELU is dependent on the services of it's principal officers and directors including Charles E. Harder, Chairman. Charles (Chuck) Harder hosts, produces, and distributes a recognized consumer oriented talk radio program whose audience is, in management's opinion, responsive to the need for ELU's products. Since ELU is in the development stage, the loss of this key manager and access to important potential customers in the listening audience would have a materially adverse impact on ELU. Our success also depends on our ability to hire and retain other qualified management, including competent marketing, technical and sales personnel. We may be unable to locate and hire these personnel.

Significant competition in the energy independent living, residential home plan, and power equipment industries will make competing difficult.

   The industries in which ELU plans to compete include energy independent residential living, residential home plans, and the alternative power equipment industries - each is highly competitive. There are numerous other companies which have substantially more resources and experience. This includes regional and local developers, home builders, equipment suppliers, and existing energy independent living information suppliers. While ELU is not selling building materials because these materials are expected to be purchased locally by ELU customers, the power and water equipment is available to them directly from the manufacturers and through established distributors. ELU may not be able to successfully compete based on price and availability.

No public market for our shares may result in illiquid investment.

   Before this offering, there has been no public market for the shares offered, and none is anticipated to develop in the near future. If a regular public trading market does not develop, or is not sustained, any investment in ELU's common stock would be highly illiquid. Accordingly, an investor in the shares may not be able to sell the shares readily, if at all.

Strong likelihood that we will not receive the maximum amount of proceeds.

  ELU's lack of operating activity will very likely preclude the receipt of the maximum proceeds of the offering. These proceeds are necessary to fund the planned purchase and resale of power equipment. Since limited sales of ELU's information package have started but are not sufficient and are not expected to be sufficient to fund the purchase of energy independent equipment, a reduced level of equipment purchases from planned levels is likely to occur.

No minimum offering amount may result in inadequate funding.

  There is no minimum amount of offering proceeds in connection with this offering of common stock. As a result, the total proceeds may not be sufficient to even fund ELU's minimal plan to purchase equipment for resale to it's customers nor fund the promotion of its current products.

This is a direct participation offering which likely will take longer and incur more risk than an underwritten offering.

  Since the offering is being made by officers of ELU rather than underwritten by established underwriters, the offering will require additional time and effort and may result in less success than otherwise would result.

Dilution for purchasers is a substantial 66% and likely more.

  Purchasers of the shares offered will suffer an immediate and substantial dilution of their investment. Specifically, in the case of the maximum offering, dilution will be up to $11.30 per share, or up to 66%, and more if less than all shares are sold.

We may need additional financing but it may not be available.

  Sufficient funding may not be available from this offering for ELU's development and operational needs. If ELU requires additional financing, it may seek it through bank borrowing, debt, or other equity financing, or otherwise. Financing may not be available on acceptable terms, if at all. ELU does not presently have a credit line available with any lending institution or equipment supplier. Any additional equity financing may involve the sale of additional shares of common stock on terms that have not yet been established. These terms may or may not be more favorable than those in this offering and any future sales of securities may or may not result in dilution to the investors in this offering.

Five million, or 62.5%, of our total outstanding shares are restricted from immediate resale but may be sold into the market in the future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

  After this offering, we will have outstanding 8,000,000 shares of common stock assuming all shares are sold. This includes the 3,000,000 we are selling in this offering, which may be resold in the public market immediately. The remaining 62.5%, or 5,000,000 shares, of our total outstanding shares will become available for resale in the public market beginning in March, 2000. Assuming that a public market does develop, as the restriction on resale ends, the market price could drop significantly if the holders of those restricted shares sell them or are perceived by the market as intending to sell them.

                                   Dilution

    As of March 31,1999, the aggregate net tangible book value (deficit) of ELU's common stock was $(39,812.49) (See "Financial Statements"). The net tangible book value (deficit) per share as of March 31, 1999 was $(0.01). Net tangible book value per share is calculated by dividing the tangible net worth of ELU, which is total tangible assets less total liabilities, by the number of shares of common stock outstanding.

    Giving effect to the sale by ELU of 3,000,000 shares of common stock in this offering at the offering price of $17.00 per share and after deducting offering expenses, the pro forma net tangible ELU book value as of March 31, 1999, would have been $45,605,188 or $5.70 per share. This represents an immediate increase in the net tangible book value of $5.71 to existing stockholders and an immediate dilution of $11.30 per share to the new investors purchasing the shares offered at the public offering price.

The following table illustrates the per share dilution to the new investors:

Maximum Subscriptions                                              Amount
Offering price per share.                                          $     17.00

Net tangible book value (deficit) before offering.                 $(39,812.00)

Net tangible book value (deficit) per share before the offering.   $     (0.01)

Increase in net tangible book value per share attributable to
the cash payment by new investors.                                 $      5.71

Pro forma net tangible book value per share after offering         $      5.70

Dilution per share to new investors.                               $     11.30

    The following table summarizes on a pro forma basis as of March 31, 1999, the number of shares of common stock purchased from ELU and the total consideration paid by existing stockholders and by new investors in this offering based on, in the case of new investors, an offering price of $17.00 per share.

Outstanding Shares Of Total Authorized 100,000,000

                          At Maximum Subscription            Shares Purchased     Consideration
                                  Number                Percent          Amount      Percent
-------------------------------------------------------------------------------------------------
Officers, & Directors:         5,000,000.                62.5%     $       500.        0%
New Investors:                 3,000,000.                37.5%     $45,900,000.      100%
-------------------------------------------------------------------------------------------------
Total:                         8,000,000.                 100%     $45,900,500.      100%

                              Plan Of Distribution

    The shares are being offered at an offering price of $17 per share and an investor must purchase a minimum of 100 shares. The shares are being sold on a direct participation basis, subject to no minimum offering proceeds, up to a maximum of 3,000,000 shares. The offering expires on February 9, 2000, unless terminated sooner. A current prospectus will be available so long as the offering is continued, which will be at ELU's discretion. The shares are being offered by ELU through its Chairman, Charles Harder and President, Mark Warner who will not receive compensation therefor.

    The price at which the shares are offered has been arbitrarily set by ELU's management, and has no relationship to the book value per share, current earnings of ELU, or other generally accepted measurement of value. No securities are to be offered for the account of any existing shareholder.

    ELU plans to seek the support of NASD member firms which are recognized market makers with the intention of obtaining their assistance in the creation of a viable market in ELU's securities for the benefit of its shareholders. In this regard, ELU may employ one or more finders to assist with introductions to appropriate market makers, for which such finders would be paid finders fees commensurate with current market practices. No such finders have been identified, nor have any proposed terms of their engagement been determined.

    Under Rule 15c2-11 under the Securities Exchange Act of 1934, broker-dealers acting as market makers are required to have certain current information about ELU before they can make a market and thereafter as they continue making a market in its common stock. ELU will furnish periodically to broker-dealers the information specified in Rule 15c2-11 if not contained in reports filed with the Securities and Exchange Commission in order to enhance such firms' ability to make a market in ELU's stock.

    The purchase price paid by investors must be wired or mailed directly to ELU by check or money order payable only to: "Energy Liberty Unlimited, Inc." as stated in the enclosed subscription agreement. The proceeds from the sale of the shares will be transmitted to an ELU bank account by noon of the business day following receipt. The shares are offered subject to prior sale and ELU reserves the right to reject any offer in whole or in part, or to accept subscriptions in any order, for any reason. Within thirty days, ELU will send to subscribers by U.S. mail signed copies of the subscription agreement and common stock certificates.

                                Use Of Proceeds

    ELU will use the proceeds primarily for the volume purchase and resale to individuals of alternative energy related equipment. In light of the fact that this is a direct participation offering and the lack of an ELU operating history, it is likely that ELU will not receive all of the proceeds of the offering. Therefor, the following table illustrates the use of proceeds assuming 25%, 50%, 75%, and 100% of offering proceeds are received. Dollar amounts are in thousands.

                          25% of          50% of            75% of            100% of
   Category              Offering  %     Offering  %       Offering  %       Offering  %      Note
---------------------------------------------------------------------------------------------------
Offering Proceeds        12,750          25,500             38,250            51,000            (1)
---------------------------------------------------------------------------------------------------

Equipment Inventory       7,782    61    16,395    64       25,088   66       35,033   69       (2)

Administration            1,338    11     2,040     8        2,542    7        2,542    5       (3)

Commissions               1,275    10     2,550    10        3,825   10        5,100   10       (4)

Management Salaries       1,080     8     1,710     7        1,950    5        1,950    4       (5)

Sales and Promotion         456     4     1,020     4        1,530    4        2,040    4       (6)

Fulfillment Expansion       437     3     1,020     4        2,295    6        3,060    6       (7)
Offering Expenses           255     2       255     1          255    0          255    0       (8)

Engineering                 127     1       510     2          765    2        1,020    2       (9)
                         ------   ---    ------   ---       ------  ---       ------  ---
Total                    12,750   100    25,500   100       38,250  100       51,000  100      (10)

Footnotes:

(1) Same as prospectus cover page pricing table.
(2) Equipment inventory requirements including, for example, stocks of solar panels, inverters, generators, batteries, water pumps, etc.
(3) Three years of middle management and clerical support, including finance, accounting and employee benefits. Includes, for example, three senior administrators if 25% of the offering is received and up to five if 100% is received. No determination has been made regarding ELU's current employee and independent contractor, and ELU has no current plans, arrangements, commitments or understandings regarding the future compensation of anyone.
(4) Same as prospectus cover page pricing table.

(5) Executive and senior management salaries for three years including, for example, an addition of two executive managers if 25% of the offering is received and up to four executive managers if 100% is received.
(6)  Advertising, sales promotions, trade shows, and related activities.
(7) Increased fulfillment capability including, for example, storage and warehouse capacity, order processing communications equipment, phone center operators, etc.
(8) Other offering expenses totaling approximately $255,000 for filing, accounting and legal fees, printing, travel, postage, delivery, miscellaneous, lodging, phone, promotion, blue sky, internet promotional development. See item #25 in part-II for details.
(9)  System design, help desk support, and new feature development.
(10) To the extent revenues may cover certain of the expenses shown, then such amounts will be utilized to increase marketing and order fulfillment capability.

     Pending the actual use of proceeds for the stated purposes, the proceeds will be invested in short term, investment grade securities.

                               Plan Of Operation

     ELU plans to promote the sale of its information package, plans and equipment primarily by radio advertising including advertising on the Talk America Radio Network (Talk America) and the American Community Oriented Radio Network (ACORN) a subsidiary of Peoples Network, Inc.(PNI). The For The People(R) radio program which is hosted and produced by ELU Chairman Chuck Harder is furnished to these networks in exchange for advertising time. Other promotion methods may be used including print, television, and internet. However, it is management's opinion that the audience for Talk America and PNI programming is responsive to the information provided by ELU regarding energy independent residences because the programming is extensively consumer oriented.

     It is expected that some of the purchasers of ELU's information package will subsequently purchase house plans while others will use the information to modify their existing residences. In both instances, ELU plans to make available the equipment and components typically necessary to achieve independence from utilities regardless of whether used for new construction or existing homes. At least initially, orders will be processed and filled using the services of ACORN which has an established order processing capability.

     The main use of the proceeds of this offering is to enable ELU to obtain the equipment and components for resale to such customers. If the maximum offering is achieved, it is not expected that further funding will be required in the next twelve months unless unforeseen opportunities arise. If the maximum offering is not achieved, ELU's ability to deliver will be restricted to the degree that the offering is only partially completed. Revenue from the initial level of sales of information packages and plans is expected to be sufficient to allow ELU to continue but only at the current very minimal level of operations. This level will not likely be sufficient to allow for elimination of ELU's going concern qualification. However, with proceeds from the offering used for equipment as well as advertising, sales are expected to increase thereby relieving the going concern qualification. Initially, equipment orders will be processed by ACORN using both their order processing and warehouse capabilities for the equipment which ELU must purchase in quantity. For equipment which can be shipped directly to the customer, such as domestically manufactured equipment, only the order processing service would be used.

   In the next twelve months, management expects to:

 .  promote the sale of its information packages, residential plans, and equipment,
 .  continue testing alternative energy equipment with the intent of offering the equipment for resale to both new and existing customers, . if necessary, invest in increased order fulfillment capacity, and . increase the number of employees commensurate with growth in the operations of ELU.

                           Description Of  Business

Energy Liberty Unlimited, Inc. (ELU)

   ELU is a new company formed to offer

 .  an information package,
 .  single family residential plans, and
 . related equipment whereby our customers can construct and equip a home which operates without dependence on commercially available utilities including electricity and water.

   ELU is a development stage company with no operating history and no revenues through it's fiscal year ended March 31, 1999. Limited sales of the information package started in May and through June, 357 packages had been sold. While ELU does not yet have offices, the address is P.O. Box U, White Springs, Fl. 32096, the telephone number is 904-303-2200, and web address is energyliberty.com. Information contained in our web site is not part of this prospectus.

Elu History

   ELU was incorporated in Florida on December 17, 1998. Earlier in 1998, two of ELU's founders constructed a test and demonstration facility at no cost to ELU. The facility was used to test the basic performance of a variety of items of power and water equipment and components made by others, coordinate the equipment operation, and create residential designs incorporating the equipment as well as achieve minimum cost for all components. While not designed to generate laboratory level performance data across comprehensive samples of each manufacturers product lines, the facility was employed to check for basic performance, in accordance with manufacturers designed use, in order that useful information could be gathered for inclusion in the ELU book and video information package. Limited sales of ELU's soft cover book and video information package started in May, 1999. The $49.95 information package describes ELU's designs for energy self-sufficient residences and describes the equipment necessary for achieving such self sufficiency.

Demand For Energy Self -Sufficient Affordable Residences

   In the opinion of management, a substantial market exists for relatively affordable single family residences which provide for the energy self sufficient operation of such residences. While market data is not readily available at reasonable cost or otherwise, it is management's experience that there exists a significant demand for home plans and integrated utility systems which insulate the owner from expected substantial increases in energy costs and potentially questionable energy availability. The market includes a substantial number of baby boomers for whom affordable retirement is becoming a significant concern particularly given the decline in savings rates for many families and individuals.

   In addition, affordable housing is an important concern for those affected by the significant downsizing trends experienced by numerous categories of workers in the labor market. The trends in utility costs and particularly those resulting in increases in electricity costs are expected to contribute significantly toward increased demand for residences which operate independently of the established power distribution system. ELU's plans for expansion include providing information to its customers about the nature and cost of energy self sufficient homes, sale of plans which the customer can use to build the home, and sale of equipment needed to make the residence energy independent.

Product

   The ELU information package includes both home design information and information about equipment manufactured by others whereby the customer may

 . become informed about a diverse body of knowledge regarding the basic function and expected cost of the essential elements of alternative utility systems for low cost residential use,

 .  order plans to build a cost effective residence which functions independently of all public and private utilities,
 .  use the information to modify an existing residence to function independently, and
 . contact ELU regarding availability of the equipment including, for example, solar panels and generators.

   Engineered ELU house plans are $299.95 per set. In the opinion of management, ELU's home designs have significant economic, security and reliability advantages over traditionally designed and equipped single family residences. In addition to energy efficient residential designs, the ability to operate the residence without connection to any electric, water, or other utility provides a security and reliability advantage over traditional design whereby the home is typically totally dependent upon the uninterrupted provision by others of electricity, water and other utilities.

   In addition to offering residential plans and related equipment information, ELU plans to obtain for resale at competitive prices the related equipment manufactured by others which is needed by ELU's customers for energy independence but which may not be locally available. The equipment includes solar panels, inverters, and batteries as well as propane powered electric generators, wind powered generators, and elevated gravity fed water storage equipment, as examples. In light of the large number of suppliers and the variety of equipment and components, ELU is not dependent on one or a small number of suppliers, and raw materials are readily available.

Competition

     Extensive indirect competition exists for ELU because a number of companies manufacture and sell the variety of alternative energy equipment and components ELU plans to sell to its customers. However, we are not aware of any direct competitors who integrate the systems into a complete package of information whereby the customer avoids the extensive research required to independently obtain the information necessary to build an energy independent residence. ELU intends to compete by offering a unique product to an existing market of individuals and their families reached by means of established radio networks. ELU is the only source we are aware of which provides ready to build solar and energy efficient house plans for $299.95.

Marketing

     ELU's marketing efforts include use of the established advertising capabilities of ACORN and it's distribution of Chuck Harder's For The People(R) radio program both directly and by means of over one hundred radio stations utilizing Talk America. Talk America offers talk programming twenty four hours per day seven days per week and was founded in 1992. Mr. Harder broadcasts consumer advocacy programming and over a number of years has established a significant listening audience. Advertising time is utilized to reach a sizeable and well established audience which, in the opinion of management, is an audience particularly interested in both a cost effective and a secure residential environment for themselves and their families.

    In addition to radio, ELU plans to expand its internet web site to provide information and methodologies whereby alternative energy equipment, components and supplies may be efficiently purchased by means of the internet. In light of the expected nature and sources of ELU's customers, it is not expected that ELU will be dependent on one or a few major customers.

Distribution

     ELU is utilizing the established fulfillment services of ACORN to process orders for ELU's products. Services include providing toll-free in-bound telephone service for the United States and Canada, order processing including telephone, mail and fax, phone center representatives to answer questions, credit card processing, warehousing, shipment by USPS, UPS and FedEx, and sales tax collection and remittance.

     In exchange for such services, ACORN receives a publishing industry standard 40% of the retail price of ELU's information package which in the opinion of management is comparable to services otherwise available. It is expected that the initial sale of alternative energy equipment and components will also utilize the services of ACORN. However, ACORN services and compensation for equipment fulfillment services will be negotiated on a case-by-case basis because of

 .    the variety of types of equipment,

 .    the numerous manufacturers, and

 .    the fact that in some instances the equipment may be shipped directly from the manufacturer to the customer.

Intellectual Property

     ELU has integrated existing residential construction technology and alternative energy technology to create the design of the residential plans offered to its customers. ELU owns all intellectual property created and business and technical solutions developed are being treated as proprietary. ELU does not hold any patents or own any licenses. ELU has a trademark application pending for the Energy Liberty mark which was filed on April 12, 1999.

Regulatory Affairs

     ELU's products are subject to regulatory review for safety, performance and other requirements applicable to the manufacturer of the individual equipment item. Since ELU does not modify any equipment item and each is used in the manner intended by the manufacturer, no further regulatory review applicable to ELU is necessary and the manufacturer's warranty, if any, continues on to the end user. Regarding environmental laws, ELU does not anticipate significant compliance costs or effects on its operations. However, to the extent that ELU sales promote the use of solar power equipment, which is an integral part of the energy independent design, the environmental effect could be beneficial to the extent that such use diminishes any adverse effects of fossil fuel consumption.

Employees

    ELU has one employee and has one of the founders working on an independent contractor basis.

Description Of Property

     ELU's property consists of office equipment, and in order to conserve limited resources, ELU does not yet have offices; however, a minimal office facility is provided by a stockholder at no cost to ELU.

                                  Management

Directors

     At the present time, the ELU board of directors consists of seven members:

Charles E. (Chuck) Harder, age 55, is a founder and Chairman of ELU. He started his career in radio broadcasting at age 14 and later worked at commercial radio stations in Chicago, Tampa, and New York. He worked on-air for NBC Talknet and founded the Sun Radio Network and PNI. Mr. Harder also has a background in franchising, retailing and distribution as a result of his relationship with Freedom Satellite Systems of Tampa, Florida which had owned or franchised 16 retail stores in the mid 1980's. He has worked with consulting engineers to design, build and rebuild radio broadcast stations. He oversaw the rebuilding of WNSI, a 50,000 watt four tower AM station in Jacksonville, Alabama, has rebuilt WFVR, a 5,000 watt station in Valdosta, Georgia, and built a 2,100 watt facility in the Orlando, Florida area. Further, he planned and supervised construction of a satellite uplink licensed in 1998. Mr. Harder has also hosted a national TV show and currently produces and hosts the For The People(R) daily radio talk show syndicated by PNI on Talk America and to ACORN for distribution to other affiliated radio stations. Mr. Harder also spent much of his time in the study of alternative and solar energy starting with the time period during which President Carter began an initiative for the development and implementation of alternative energy. Mr. Harder founded the non-profit PNI in 1987 and has been President of PNI since 1987.

Mark V. Warner, age 54, is a founder and President of ELU. From 1996 to 1998, Mr. Warner was Controller for the United Broadcasting Network, and from 1989 to 1996 was a financial consultant to small businesses. From 1984 to 1989 he was Vice President, Finance for Mnemonics, Inc. a computer systems government contractor. Mr. Warner was a Branch Chief with the National Aeronautics & Space Administration (NASA) at the Kennedy Space Center from 1980 to 1984. From 1977 to 1980 he was Vice President, Finance for the Rovac Corporation, a publicly held research and development company. From 1967 to 1968, Mr. Warner was a financial analyst with the Securities & Exchange Commission (SEC). On military leave from the SEC, Mr. Warner served from 1968 to 1970 with the U.S. Army Finance Corps as a data processing instructor, and returned to the SEC as a senior financial analyst from 1970 to 1977. Mr. Warner received his B.S. in Business Administration from the University of Florida, Gainesville, Florida and his MBA in Finance and Investments from the George Washington University, Washington, D.C.

Douglas 0. Perreault, CPA, age 36, is a founder and director of ELU. In April 1997, Mr. Perreault began serving as the chief executive officer and the chief financial officer of ACORN, a wholly-owned subsidiary of PNI. From April 1995 to April 1997, Mr. Perreault served as chief financial officer of TRADEex Electronic Commerce Systems, Inc., a multi-national provider of commerce management solutions software. From November 1987 to April of 1995, Mr. Perreault was employed in the public practice of accounting. Mr. Perreault has been a certified public accountant since October 1984 and has been a member of both the American Institute of CPA's and the Florida Institute of CPA's for over ten years. Mr. Perreault received his B.S. in Accounting from the State University of New York, College of Arts and Science, Plattsburgh, and is currently following the MBA program at the University of South Florida.


Dianne Mayfield-Harder, age 54, is a founder, board member and Secretary Treasurer of the company and has been Secretary Treasurer of PNI since 1987. Mrs. Mayfield-Harder was educated in accounting and worked for years for the Tampa Sports Authority which operates the Tampa Stadium in Florida. Mrs. Mayfield-Harder had several duties including the accounting for three municipally owned golf courses. In 1987 she became comptroller for Sun Radio Network.

In 1989 she was financial manager for PNI, which grew from a garage in Cedar Key, Florida to operating the historic three story 40 room Telford hotel which housed the PNI broadcast center in White Springs, Florida. Her duties included oversight of a 4.9 million dollar yearly budget and approximately 100 employees. Dianne Mayfield-Harder is the wife of Charles Harder and they have been married for 16 years.

Daniel Donaldson, age 44, is a founder and director of ELU and is responsible for the construction and testing of the test facility used by ELU. He served in the U.S. Army Corps of Engineers, and for the last 25 years has worked in all phases of the construction industry from residential to commercial. For 4 1/2 years he was the building construction manager at the

Telford Hotel in White Springs, Fl. of which two years were also devoted to hosting the Helpful Handyman radio talk show. In 1988 Mr. Donaldson established The Creative Carpenter interior trim and cabinet business and is currently taking classes to acquire his state certified builders contractors license.

Darlene Stewart, age 36, is a board member and since 1997 has been in charge of graphic design and production with ACORN. From 1990 to 1996 she was employed by PNI as general manager at the Telford Hotel. She has completed college graphics and art courses and was in charge of start-up of several departments at PNI including a national newspaper, hotel, and dining operations. Subsequently she worked for other firms including Super-Cuts haircutting system and located and opened retail hair salons for Super-Cuts. Her skills are in graphics and presentation of products and services for retailing and presentation to the public. Darlene Stewart is the daughter of Dianne Mayfield-Harder.

Noel Jacoby, age 57, is a board member and a Professor of Economics at Lake City Community College, Lake City, Florida. He has taught for twenty five years and also has had many other positions in the private sector in real estate, insurance, production, publication and purchasing.

Executive Officers

     At present, the ELU executive officers consist of its directors, mentioned above, Charles E. Harder, Chairman, Mark V. Warner, President, and Dianne Mayfield-Harder, Secretary Treasurer. It is anticipated that additional officers will be added.

Remuneration Of Management

     The ELU current policy is that directors serve without compensation. However, in the future, it may be in ELU's best interests to compensate directors in a manner that will attract the most qualified people to serve on the board. To date the officers have served without compensation and none is being accrued. ELU's management will determine when it is in the best interest of the company to compensate officers.

Persons Nominated Or Chosen To Become Directors

     At the present time, no other person, other than those listed above, has been chosen or nominated to become a director of ELU.

Certain Legal Proceedings

     ELU is not aware of any legal proceedings within the last five years against any director, officer, significant employee, or candidate for any such position involving a petition under the Bankruptcy Act or any State insolvency law or of any receiver, fiscal agent or similar officer appointed by a court for the business or property of such person or any partnership in which he was general partner or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing; nor is ELU aware of any of the above-mentioned persons being convicted in a criminal proceeding.

                       Security Ownership Of Management

     The following table sets forth certain information regarding beneficial ownership of ELU's common stock as of March 31,1999 with respect to each director and officer and any person who is known to ELU to be the beneficial owner of five percent or more of ELU's outstanding common stock. Also set forth in the table is the beneficial ownership of all shares held by all directors and officers, individually and as a group.

-------------------------------------------------------------------------------
Name And Address                 Shares Owned        Percent     Percent After
Of Owner                        Before Offering                Maximum Offering
-------------------------------------------------------------------------------
Charles E. Harder                 1,000,000           20.0%        12.5%
Director, Chairman
P.O. Box U
White Springs, Fl 32096

Dianne Mayfield-Harder            1,000,000           20.0%        12.5%
Director, Secretary, Treasurer
P.O. Box U
White Springs, Fl 32096

Mark V. Warner                    1,000,000           20.0%        12.5%
Director, President
P.O. Box U
White Springs, Fl 32096

Douglas Perreault                 1,000,000           20.0%        12.5%
Director
P.O. Box U
White Springs, Fl 32096

Dan Donaldson                     1,000,000           20.0%        12.5%
Director
P.O. Box U
White Springs, Fl 32096
-------------------------------------------------------------------------------
Subtotal (5 officers
and directors)                    5,000,000          100.0%        62.5%
New Shareholders                  3,000,000             --         37.5%
   From Offering
-------------------------------------------------------------------------------
Total                             8,000,000          100.0%       100.0%


     Within the knowledge of ELU, no other person holds or shares the power to vote or direct the voting of securities described. No other person holds shares or the power to vote 5% or more of ELU's voting securities.

           Interest Of Management And Others In Certain Transactions

     All transactions during the previous two years and any presently proposed transaction to which ELU is a party in which any person having a relationship with ELU has a direct or indirect material interest are the following transactions, and no others: ELU's fulfillment services are initially being provided by ACORN which is a wholly owned subsidiary of PNI. ACORN provides telephone and mail order support services to PNI and others as well as owns radio stations and satellite uplinks to distribute the For The People(R) program produced by PNI. PNI is a not-for-profit organization founded by Charles Harder, Chairman of ELU. In the opinion of management, the services provided ELU by ACORN are comparable to those provided by others in the fulfillment services industry as well as comparable to service provided to other customers of ACORN. ELU expects to establish policies including related party transaction policies the material terms of which have not yet been determined: however, such policies are expected to include provision for the avoidance of any conflict of interest.

                            Securities Description

Common Stock

     ELU is authorized to issue up to 100,000,000 shares of common stock with no par value. 5,000,000 shares have been issued to five record and beneficial holders as of the date of this prospectus. Each holder of common stock is entitled to one vote for each share held of record on each matter to be voted on by stockholders, except as otherwise may be provided by law.

     Subject to any preferences which may be granted to the holders of preferred stock, if ever authorized by the shareholders, which ELU could choose to issue in the future, each holder of common stock is entitled to receive ratably dividends as may be declared by the board of directors from funds legally available. No dividends have been paid to date.

     Upon liquidation or dissolution of ELU, the holders of common stock are entitled to share ratability in all the assets after payment of all creditors, subject to the rights of any preferred stock then outstanding. The common stock does not have cumulative voting rights or preemptive purchase rights.

     The shares hereby offered, when paid for, will be fully paid and non-assessable.

Preferred Stock

     ELU is not currently authorized to issue preferred stock and currently has no plans to issue shares of preferred stock.

                       Shares Available For Future Sale

     On completion of this offering and assuming all shares are sold, we will have 8,000,000 shares of common stock outstanding. The 3,000,000 shares sold in this offering will be freely tradable if a market for our stock develops by persons other than our officers, directors or other affiliated parties. All of the remaining 5,000,000 shares are restricted securities under Rule 144 of the Securities Act of 1933. Ordinarily, under Rule 144, a person holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions an amount equal to the greater of one percent of a company's then outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the person's sales.

     Any substantial future sales of our common stock under Rule 144 or any other applicable exemption under the Securities Act of 1933 could have a depressive effect on the market price of our stock and could impair our ability to raise additional capital through the sale of our equity securities.

                         Transfer Agent And Registrar

     ELU currently acts as its own transfer agent and registrar for its common stock.

                                 Legal Matters

     Lawrence A. Lempert has provided a legal opinion as to certain matters relating to the issuance of the shares pursuant to applicable securities laws. This prospectus has been prepared by ELU's management and its advisers.

                               More Information

   ELU has filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to this offering. The prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules, as permitted by the rules and regulations of the Commission. For further information about us and the securities offered, reference is made to the registration statement. The registration statement and exhibits and schedules may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. Copies of materials may be obtained at prescribed rates by writing to the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Our registration statement as well as any reports to be filed under the Exchange Act can also be obtained electronically after we have filed these documents with the Commission through a variety of databases, including among others, the Commission's Electronic Data Gathering, Analysis and Retrieval program, Knight-Ridder Information, Inc., Federal Filing/Dow Jones, Lexis/Nexis and the Commission's web site (http://www.sec.gov).

   Prior to this offering, ELU has not been a reporting company under the Securities Exchange Act of 1934. After this offering, ELU intends to furnish to its stockholders annual reports, which will include financial statements audited by independent accountants, and other periodic reports as ELU may determine to provide or as may be required by law.

                         INDEX TO FINANCIAL STATEMENTS

                        ENERGY LIBERTY UNLIMITED, INC.
                         (a development-stage company)



                             FINANCIAL STATEMENTS

                                     With

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                                March 31, 1999

Report of Independent Certified Public Accountants          F-2

Financial statements:

     Balance Sheet                                          F-3

     Statement of Operations                                F-4

     Statement of Changes in Stockholders' (Deficit)        F-5

     Statement of Cash Flows                                F-6

     Notes to Financial Statements                          F-7

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



The Board of Directors
Energy Liberty Unlimited, Inc.
White Springs, Florida


We have audited the accompanying balance sheet of Energy Liberty Unlimited, Inc. (a development-stage company) as of March 31, 1999 and the related statements of operations, stockholders' (deficit) and cash flows for the period from December 17, 1998 (date of inception) through March 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements, referred to above, present fairly, in all material respects, the financial position of Energy Liberty Unlimited, Inc. (a development-stage company) as of March 31, 1999; and the results of its operations, changes in its stockholders' (deficit) and its cash flows for the period from December 17, 1998 (date of inception) through March 31, 1999; in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has a net capital deficiency as of March 31, 1999 and has no ongoing revenue producing business operations. These factors raise substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 1. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.




Schumacher and Associates, Inc.
Certified Public Accountants
12,835 E. Arapahoe Road
Tower II, Suite 110
Englewood, Colorado 80112
May 6, 1999

                        ENERGY LIBERTY UNLIMITED, INC.
                         (a development-stage company)

                                 BALANCE SHEET

                                March 31, 1999

                                    ASSETS


Current Assets

     Cash                                                          $   231
     Other                                                             500
                                                                   -------
     Total Current Assets                                              731
Computer equipment net of accumulated
     depreciation of $129                                            1,418
Deferred offering costs                                             12,500
Other                                                                  250
                                                                   -------
TOTAL ASSETS                                                       $14,899
                                                                   =======


                    LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current Liabilities
     Accounts payable and accrued expenses                         $ 7,865
     Due to related party                                           33,846
                                                                   -------
     Total Current Liabilities                                      41,711
                                                                   -------

 TOTAL LIABILITES                                                   41,711
                                                                   -------

Commitments and contingencies (Notes 1,2, and 4)                         -

Stockholders' (Deficit):
     Common stock, no par value,
       100,000,000 shares authorized
         7,000,000 shares issued and 5,000,000 shares outstanding      500
                   (Deficit) accumulated during development-stage  (27,312)
                                                                   -------

TOTAL STOCKHOLDERS' (DEFICIT)                                      (26,812)
                                                                   -------

TOTAL LIABILITES AND STOCKHOLDERS' (DEFICIT)                       $14,899
                                                                   =======

The accompanying notes are an integral part of the financial statements.

                         ENERGY LIBERTY UNLIMITED, INC.
                         (a development-stage company)


                            STATEMENT OF OPERATIONS


       From December 17, 1998 (date of inception) through March 31, 1999



Revenue                                          $       -
                                                 ---------
Expenses
        Depreciation                                   129
        Contract services                           16,066
        Salaries and payroll taxes                   7,792
        Other                                        3,325
                                                 ---------
                                                    27,312
                                                 ---------

        Net (Loss)                               $ (27,312)
                                                 =========

        Per Share                                $(    .01)
                                                 =========

        Weighted Average Shares Outstanding      5,000.000
                                                 =========

The accompanying notes are an integral part of the financial statements.

                           ENERGY LIBERTY UNLIMITED, INC.
                           (a development-stage company)


                STATEMENT OF CHANGES IN STOCKHOLDERS' (DEFICIT)


         From December 17, 1998 (date of inception) through March 31, 1999


                         Common Stock         Common Stock            Accumulated         Total
                          No./Shares              Amount               (Deficit)
                          -----------         ------------            -----------        --------
Balance at
December 17, 1998                   -         $          -            $         -        $      -

Common stock issued
for cash, at
$.0001 per share            5,000,000                  500                      -             500


Net loss for the
period ended
March 31, 1999                      -                    -                (27,312)        (27,312)
                          -----------         ------------            -----------        --------

Balance                     5,000,000         $        500            $   (27,312)        (26,812)
                          ===========         ============            ============       ========

                        ENERGY LIBERTY UNLIMITED, INC.
                         (a development-stage company)

                            STATEMENT OF CASH FLOW


Cash flows from Operating Activities:

     Net (loss)                                            $ (27,312)
     Depreciation                                                129
     Increase in accounts payable and
              other accrued expenses                           7,865
Net Cash (Used In) Operating Activities                         (750)
                                                           ---------
                                                             (20,068)
                                                           ---------

Cash Flows from Investing Activities:

     Acquisition of computer equipment                        (1,547)
                                                           ---------
     Net Cash (used in) Investing Activities                  (1,547)
                                                           ---------

Cash Flows from Financing Activities:

     Common stock issued                                         500
     Advances from related parties                            33,846
     Deferred offering costs incurred                        (12,500)
                                                           ---------
Net Cash Provided by Financing Activities                     21,846
                                                           ---------

Increase in Cash                                                 231
Cash, Beginning of Period                                          -
                                                           ---------
Cash, End of Period                                        $     231
                                                           =========
Interest Paid                                              $       -
                                                           =========
Income Taxes Paid                                          $       -
                                                           =========

The accompanying notes are an integral part of the financial statements.

                        ENERGY LIBERTY UNLIMITED, INC.
                         (a development-stage company)

                         NOTES TO FINANCIAL STATEMENTS
                                March 31, 1999

Summary of Accounting Policies
------------------------------

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

     Organization and Description of Business
     ----------------------------------------
          Energy Liberty Unlimited, Inc. (Company) was incorporated under the laws of Florida on December 17, 1998.

          The Company was formed for the purpose of marketing a book, video and construction plans for single family residences, incorporating a design and equipment which allows the facility to function without connection to the electrical power grid or utility.

          The Company is considered to be a development-stage company since principal planned operation has not yet commenced.

          The Company has selected March 31 as its fiscal year end.

     Per Share Information
     ---------------------

          Per share, information is based upon the weighted average number of shares outstanding during the period.

     Use of Estimates in Preparation of Financial the Statements
     -----------------------------------------------------------

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     Going Concern
     -------------

          As of March 31, 1999, the Company has a net capital deficiency and has no ongoing revenue producing business operation. These factors raise substantial doubt about its ability to continue as a going concern. If the Company does not establish revenue producing business operations or obtain additional financing, the Company may be unable to continue as a going concern. The financial statements do not include any adjustments that may result from the outcome of this uncertainty. Management as disclosed below, is attempting to raise additional capital through a public stock offering.

     Deferred Offering Costs
     -----------------------

          Costs related to the proposed public offering of stock, described below, are being capitalized. If the offering is successful, the costs will be charged against the proceeds of the offering. If the offering is not successful, the costs will be charged to operations.

                        ENERGY LIBERTY UNLIMITED, INC.
                         (a development-stage company)

                         NOTES TO FINANCIAL STATEMENTS
                                March 31, 1999



Summary of Accounting Policies
------------------------------

     Treasury Stock
     --------------

          The Company has issued 2,000,000 shares of its stock to itself for no consideration. The Company's Board of Directors may issue these shares to employees or independent contractors at their discretion for future services that may be provided to the Company. The shares are accounted for as treasury stock and are not considered to be outstanding at March 31, 1999.

     Computer Equipment
     ------------------

          Computer equipment is carried at cost. Depreciation is provided on a straight-line basis over the three year estimated useful life of the equipment.

Related Party Transactions
--------------------------

     As of March 31, 1999, the Company had $33,846 payable to a related party for advances received. The balance bears interest at 1% over the prime rate, is uncollateralized, and is due in January 2000.

     The Company uses office facilities provided by a stockholder at no cost to the Company. No expense related to this use of an office has been provided in the financial statements since it was determined to be immaterial.

Income Taxes
------------

     As of March 31, 1999, the Company has approximately 27,000 of net operating loss carryovers expiring in year 2018; available to offset future taxable income, if any. As of March 31, 1999, the Company had deferred tax assets of approximately $5,400 related to the net operating loss carryovers. A valuation allowance has been provided for the total amount since the amounts, if any, of future revenues necessary to be able to utilize the carryovers are uncertain.

Proposed Public Offering
------------------------

     The Company is proposing to offer 3,000,000 shares of its common stock to the public at $17.00 per share.

                           SUBSCRIPTION AGREEMENT
  INVESTOR SUBSCRIPTION AGREEMENT FOR ENERGY LIBERTY UNLIMITED, INC.

Persons interested in purchasing shares of the Common Stock of Energy Liberty Unlimited, Inc. must return this completed Subscription Agreement along with their wire transfer, check or money order for their total payment, payable only to: ENERGY LIBERTY UNLIMITED, INC., P.O. Box U, White Springs, Florida 32096. If and when accepted by Energy Liberty Unlimited, Inc., (the "Company"), this Subscription Agreement shall constitute a subscription for shares of Common Stock, no par value per share, of the Company. The minimum investment is $1,700 (100 shares). An accepted copy of this Agreement will be returned to you as your receipt, and a stock certificate will be issued to you shortly thereafter.

Method of Payment: (CIRCLE ONE) Check, Money Order or Wire (fax or e-mail for instructions) payable only to: "ENERGY LIBERTY UNLIMITED, INC.".

I hereby irrevocably tender this Subscription Agreement for the purchase of _________ shares at seventeen dollars ($17.00) per share. With this subscription Agreement, I tender payment in the amount of $__________ ($17.00 per share) for the shares subscribed.

In connection with this investment in the Company, I represent and warrant as follows:

     (a) Prior to tendering payment for the shares, I received the Company's final Prospectus dated ( ).
     (b)  I am a bona fide resident of the state of ________________________.

Please issue the shares which I am purchasing as follows:

1.   INDIVIDUAL(S)--if more than one owner, please issue as follows:
--- Tenants-in-Common (all parties must sign--each investor has an undivided interest)
--- Joint Tenants with Right of Survivorship (all parties must sign joint ownership)
--- Minor with adult custodian under the Uniform Gift to Minors Act in your state (the minor will have sole beneficial ownership)

_________________________________              ________________________________
INVESTOR NO. 1 (PRINT NAME ABOVE)              INVESTOR NO. 2 (PRINT NAME ABOVE)

Street (residence address)                     Street (residence address)

_________________________________              _________________________________

_________________________________              _________________________________
City           State          Zip              City           State          Zip

_________________________________              _________________________________
Home Tele.          Business Tele.             Home Tele.         Business Tele.

__________________________________             _________________________________
FAX                         e-mail             FAX                        e-mail

__________________________________             _________________________________
Social Security Number                         Social Security Number

__________________________________             _________________________________
Signature                     Date             Signature                    Date

ACCEPTED BY: ENERGY LIBERTY UNLIMITED, INC.

__________________________________             _________________________________
Name, Title                                    Date.

                  SUBSCRIPTION FORM FOR OTHER THAN INDIVIDUAL

Purchasers of shares of the Common Stock of Energy Liberty Unlimited, Inc. for other than individuals must complete this form for the proper entity that will hold title to the shares. Send this completed Subscription Agreement along with the proper wire transfer, check or money order for the total payment, payable only to: ENERGY LIBERTY UNLIMITED, INC., P.O. Box U, White Springs, Florida 32096. If and when accepted by Energy Liberty Unlimited, Inc., (the "Company"), this Subscription Agreement shall constitute a subscription for shares of Common Stock, no par value per share, of the Company. The minimum investment is seventeen hundred dollars ($1700.) (100 shares). An accepted copy of this Agreement will be returned to you as your receipt, and a stock certificate will be issued to you shortly thereafter.

Method of payment: (CIRCLE ONE) Check, Money Order or Wire (fax or e-mail for instructions) payable only to: "Energy Liberty Unlimited, Inc".

Entity:
[ ]  Corporation (authorized agent of corporation must sign)
[ ]  Existing Partnership (at least one partner must sign)
[ ]  Trust (all trustees must sign)

__________________________________________________________
Name of Entity

__________________________________________________________
Authorized Agent (print name above)

__________________________________________________________
Title of Authorized Agent

__________________________________________________________
Social Security or Federal Identification Number of Entity

__________________________________________________________
Street (business address) or address of Registered Agent

__________________________________________________________
City                     State                         Zip

__________________________________________________________
Business Tele. or Home Tele. of Registered Agent of Entity

__________________________________________________________
FAX                           e-mail

The undersigned acknowledges under the penalties of perjury that the foregoing information is true, accurate, and complete.

__________________________________________________________
Signature                                             Date

__________________________________________________________
For a Trust, all Trustees must sign. Add a line for each to the Right of form.

ACCEPTED BY: ENERGY LIBERTY UNLIMITED, INC.

__________________________________________________________
Name, Title                                          Date.

________________________________________________________________________________

     We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Energy Liberty except the information or representations contained in this prospectus.
you should not rely on any additional information or representations if made.

     This prospectus does not constitute an offer to sell, or a solicitation to buy any securities:
       -  except the common stock offered by this prospectus;
       - in any jurisdiction in which the offer or solicitation is not authorized;
       - in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;
       - to any person to whom it is unlawful to make the offer or solicitation; or
       - to any person who is not a United States resident or who is outside the jurisdiction of the United States.

     The delivery of this prospectus or any accompanying sale does not imply that:
       - there have been no changes in the affairs of Energy Liberty after the date of this prospectus; or
       - the information contained in this prospectus is correct after the date of this prospectus.

Investment in small businesses involves a high degree of risk, and investors should not invest any funds in this offering unless they can afford to lose their entire investment. SeE "Risk Factors" for certain substantial risks to investors. In making an investment decision investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved.

ELU is a development stage company.


                               3,000,000 shares



             [LOGO OF ENERGYLIBERTY UNLIMITED, INC. APPEARS HERE]


                                 common stock

                                  __________

                                  prospectus

                                  __________


                                August 2, 1999


________________________________________________________________________________

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24. Indemnification of Directors and Officers

The Company's Articles of Incorporation and Bylaws contain provisions indemnifying its directors and officers to the extent permitted by the Act. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act"), as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and, therefore, is unenforceable. In the event that a claim for indemnification against such liability (other than the payment by the Company of the expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company, unless in the opinion of its counsel the matter has been settled by controlling precedent, will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1993 Act and will be governed by the final adjudication of such issue.

Item 25. Other Expenses of Issuance and Distribution

         Filing Fee - SEC                                $ 14,178.00
         Listing Fee -- Stock Exchange, If Qualified        5,000.00
         Transfer Agent & Registrar's Fees                  5,000.00
         Accounting Fees                                   20,000.00
         Legal Fees                                        25,000.00
         Printing Expense                                  30,000.00
         Indemnification Insurance Premium                 10,000.00
         Miscellaneous                                     15,000.00
         Travel                                            20,000.00
         Postage & Delivery                                10,000.00
         Lodging                                           10,000.00
         Telephone                                         10,000.00
         Internet Development                              28,000.00
         State Blue Sky Preparation and Filing Fees        30,000.00
         Promotion and Advertising                         22,822.00

         Total                                           $255,000.00

Item 26. Recent Sales of Unregistered Securities

In the past three (3) years the Company's sales of securities not registered under the Securities Act of 1933 were as follows:
  (a)
DATE       SHARES/Common Stock     $/SH       TOTAL
3/15/99        5,000,000          $ .0001    $500.00
TOTAL          5,000,000          $ .0001    $500.00

  (b) Five officers and directors.
  (c) Cash 500.00

  (d) Shares issued in connection with formation of the company. These issuances were effected without registration under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon the exemption from registration contained in Section 4(2) of the Securities Act.

Item 27. Exhibits

+3i.  Articles of Incorporation

+3ii. Bylaws

+4.   Common Stock voting rights per Articles of Incorporation Page 1, incorporated by reference from Exhibit 3i

+5.   Opinion of Lawrence A. Lempert as to the legality and non-accessibility of the securities being distributed

23a(1). Consent of Schumacher & Associates, Inc.

+23b. Consent of Lawrence A. Lempert (filed as part of Exhibit 5)

+27.  Financial Data Schedule

+ Previously Filed

Item 28. Undertakings

(A) To the extent the registrant is registering securities under Rule 415 under the Securities Act of 1933, the registrant will:

  (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

  (i)   Include any prospectus required by section 10(a)(3) of the Securities
Act;

  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  (iii) Include any additional or changed material information on the plan of distribution.

  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act"), as amended, may be permitted to Directors, Officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and, therefore, is unenforceable. In the event that claims for indemnification against such liability (other than the payment by the Company of the expenses incurred or paid by a Director, Officer or controlling person of the Company in the successful defense of any such action, suit or proceeding) is asserted by such Director, Officer or controlling person in connection with the securities being registered, the Company, unless in the opinion of its counsel the matter has been settled by controlling precedent, will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1993 Act and will be governed by the final adjudication of such issue.

Signatures

  In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned in the Town of White Springs, State of Florida on August 2, 1999.

               ENERGY LIBERTY UNLIMITED, INC.

               /s/ Charles E. Harder
               ---------------------
               BY: Charles E. Harder
               Chairman, Chief Executive Officer

Pursuant to the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

-------------------------------------------------------------------------------
Signature                            Title                    Date
------------------------------------------------------------------------------


/s/ Charles E. Harder                 Director, Chairman,      August 2, 1999.
----------------------                Chief Executive
Charles E. Harder                     Officer


/s/ Mark V. Warner                    Director, President,     August 2, 1999
------------------                    Chief Financial and
Mark V. Warner                        Principal Accounting
                                      Officer

/s/ Douglas O. Perreault              Director.                August 2 ,1999
-------------------------
Douglas O. Perreault


/s/ Dianne A. Mayfield-Harder         Director, Secretary,     August 2, 1999
-----------------------------         Treasurer
Dianne A. Mayfield-Harder


/s/ Daniel Donaldson                  Director.                August 2 ,1999
--------------------
Daniel Donaldson


/s/ Darlene Stewart                   Director.                August 2, 1999
-------------------
Darlene Stewart

/s/ Noel Jacoby                       Director                 August 2, 1999.
----------------
Noel Jacoby

INDEX TO EXHIBITS



Exhibit     Title of Exhibit
Number

3i.     Articles of Incorporation............................................B/

3ii.    By Laws, as amended..................................................B/

23a(1). Consent of Schumacher & Associates, Inc..............................A/

5.      Opinion and  Consent of  Lawrence A. Lempert as to the legality and non-assessability of the securities being distributed........................B/

Footnotes:
A/ Filed herewith
B/ Previously filed